Exhibit 2

FORM OF GLOBAL NOTE

GOVERNMENT OF JAMAICA

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO JAMAICA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

7.875% Notes due 2045

No. R- .	U.S.$
September 16, 2019

CUSIP No.: 470160 CB6	ISIN No.: US470160CB63

Common Code: 126922132

The GOVERNMENT OF JAMAICA (“Jamaica”), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon surrender hereof, on the date or dates specified herein, the principal sum of (U.S.$        ) or such amount as shall be the outstanding principal amount on July 28, 2045, together with interest accrued from the issue date to, but excluding, the maturity date or on such earlier date as the principal hereof may become due in accordance with the provisions hereof. Jamaica further unconditionally promises to pay interest semi-annually in arrears on January 28 and July 28 (each an “Interest Payment Date”), commencing January 28, 2020, on any outstanding portion of the unpaid principal amount hereof at 7.875% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from September 16, 2019 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of January 13 and July 13 of each year. This is a Global Security (as that term is defined in the Indenture referred to below) deposited with the Depositary, and registered in the name of the Depositary or its nominee or common custodian, and accordingly, the Depositary or its nominee or common custodian, as holder of record of this Global Security, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts. Jamaica, the Trustee, any registrar and any paying agent shall be entitled to treat the Depositary as the sole Holder of this Global Securities.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Security and by acceptance hereof each Holder of this Global Security agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Security is issued in respect of an issue of U.S.$815,000,000 principal amount of 7.875% Notes due 2045 of Jamaica to be consolidated and form a single series and be fully fungible with Jamaica’s outstanding 7.875% Notes due 2045 issued on July 28, 2015 and August 18, 2017 (the “Existing 2045 Notes”) and is governed by (i) that certain indenture dated as of July 28, 2015 (the “Base Indenture”), as modified by a supplemental indenture, dated as of February 11, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between Jamaica and Deutsche Bank Trust Company Americas, as trustee, paying agent and registrar (the “Trustee”), the terms of which Indenture are incorporated herein by reference, and (ii) by the terms and conditions of the Debt Securities set forth in Exhibit C to the Indenture (the “Terms”), as supplemented or amended by the Authorization (as defined in the Indenture) of Jamaica for this Global Security, which supplements the Authorizations for the Global Securities evidencing the Existing 2045 Notes, and which terms of each such Authorization are incorporated herein by reference. This Global Security shall in all respects be entitled to the same benefits as other Debt Securities (as defined in the Indenture) under the Indenture and the Terms.

1

Upon any exchange of all or a portion of this Global Security for Certificated Securities in accordance with the Indenture, this Global Security shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Security shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

IN WITNESS WHEREOF, Jamaica has caused this instrument to be duly executed.

Dated: September 16, 2019

GOVERNMENT OF JAMAICA

By:
Name:
Title:

[Signature page – Government of Jamaica – Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities issued under the within-mentioned Indenture.

Dated: September 16, 2019

DEUTSCHE BANK TRUST COMPANY AMERICAS, Not in
its individual capacity but solely as Trustee

By:
Name:
Authorized Signatory

Schedule A

Date	Principal Amount of Certificated Securities	Remaining Principal Amount of this Global Security	Notation Made By

FORM OF REVERSE OF SECURITY

TERMS AND CONDITIONS OF THE DEBT SECURITY

1. General.

(a) This Debt Security is one of a duly authorized Series of debt securities of the GOVERNMENT OF JAMAICA (“Jamaica”), designated as its 7.875% Notes due 2045 (each Debt of this Series a “Debt Security”, and collectively, the “Debt Securities”), and issued or to be issued in one or more Series pursuant to an indenture dated as of July 28, 2015, as modified by a supplemental indenture dated as of February 11, 2016, each between Jamaica and Deutsche Bank Trust Company Americas, as trustee, paying agent and registrar (the “Trustee”), such indenture, so modified and as further supplemented and amended from time to time (the “Indenture”). The Holders of the Debt Securities will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Debt Security but not defined herein shall have the meanings assigned to them in the Indenture.

(b) The Debt Securities constitute and will constitute direct, general, unconditional and unsubordinated Public External Indebtedness of Jamaica for which the full faith and credit of Jamaica is pledged. The Debt Securities rank and will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness of Jamaica. It is understood that this provision shall not be construed so as to require Jamaica to make payments under the Debt Securities ratably with payments being made under any other Public External Indebtedness.

(c) The Debt Securities are in fully registered form, without coupons, in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The Debt Securities may be issued in certificated form (the “Certificated Securities”), or may be represented by one or more registered global securities (each, a “Global Security”) held by or on behalf of the Depositary. Certificated Securities will be available only in the limited circumstances set forth in the Indenture. The Debt Securities, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Debt Security shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Debt Security regardless of any notice of ownership, theft, loss or any writing thereon.

(d) For the purposes of this paragraph and paragraphs 4 and 6 below, the following terms shall have the meanings specified below:

(i) “External Indebtedness” means Indebtedness which is payable (or may be paid) (A) in a currency or by reference to a currency other than the currency of Jamaica and (B) to a person resident or having his principal place of business outside Jamaica.

(ii) “Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing) and, for the purpose only of paragraph (a)(iv) of paragraph 6 below, every Net Obligation under Interest, Currency of Security Protection Agreements.

(iii) “Interest, Currency or Security Protection Agreement” of Jamaica means any forward contract, futures contract, swap, option, hedge or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), in any case, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices of a security or group or index of securities (including any interest therein or based on the value thereof).

(iv) “Net Obligation” means, at any date of determination, the net amount, exclusive of any commissions or administrative fees that Jamaica would be obligated to pay upon the termination of an Interest, Currency or Security Protection Agreement as of such date.

(v) “Public External Indebtedness” means any External Indebtedness which is in the form of, or represented by, bonds, Securities or other securities which are for the time being or are capable of being or intended to be quoted, listed or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market.

2. Payments.

(a) Jamaica covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts) on, the Debt Securities and any other payments to be made by Jamaica under the Debt Securities and the Indenture, at the place or places, at the respective times and in the manner provided in the Debt Securities and the Indenture. Principal of the Debt Securities will be payable against surrender of such Debt Securities at the Corporate Trust Office of the Trustee in New York City or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the Holder with, a bank located in New York City. Payment of interest or principal (including Additional Amounts (as defined below)) on Debt Securities will be made to the persons in whose name such Debt Securities are registered at the close of business on the date on which interest is to be paid (each, a “Record Date”), whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Debt Securities upon any transfer or exchange thereof subsequent to the Record Date and prior to such interest payment date; provided that if and to the extent Jamaica shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid to the persons in whose names such Debt Securities are registered as of a subsequent record date established by Jamaica by notice, as provided in paragraph 12 of these Terms, by or on behalf of Jamaica to the Holders of the Debt Securities not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest or principal (including Additional Amounts as defined below) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by Jamaica. Payment of interest on Certificated Securities will be made (i) by a U.S. dollar check drawn on a bank in New York City mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least U.S.$1,000,000 in principal amount of Certificated Securities to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the Holder with a bank in New York City. Payment of interest on a Global Security will be made (i) by a U.S. dollar check drawn on a bank in New York City delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary with a bank in New York City. “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York City (or in the city where the relevant paying or transfer agent is located) are required or authorized by law to close.

(b) In any case where the date of payment of the principal of, or interest (including Additional Amounts) on, the Debt Securities shall not be a Business Day, then payment of principal or interest (including Additional Amounts) will be made on the next succeeding Business Day at the relevant place of payment. Such payments will be deemed to have been made on the due date, and no interest on the Debt Securities will accrue as a result of the delay in payment.

(c) Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(d) Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal of or interest (including Additional Amounts) on any Debt Security and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable shall be repaid to or for the account of Jamaica by the Trustee or such paying agent, upon the written request of Jamaica and, to the extent permitted by law, the Holder of such Debt Security shall thereafter look only to Jamaica for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. Jamaica shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Debt Security until such time as the claims against Jamaica for payment of such amounts shall have prescribed pursuant to paragraph 14 of these Terms.

(e) If Jamaica at any time defaults in the payment of any principal of, or interest (including Additional Amounts) on the Debt Securities, Jamaica will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 7.875% per annum, together with Additional Amounts, if applicable.

3. Additional Amounts.

(a) All payments by Jamaica in respect of the Debt Securities shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Jamaica, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), unless the withholding or deduction of such Relevant Tax is required by law. In that event, Jamaica shall pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Debt Securities in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i) imposed by reason of a Holder or beneficial owner of a Debt Security having some present or former connection with Jamaica other than merely being a Holder or beneficial owner of the Debt Security or receiving payments of any nature on the Debt Security or enforcing its rights in respect of the Debt Security;

(ii) imposed by reason of the failure of a Holder or beneficial owner of a Debt Security, or any other person through which the Holder or beneficial owner holds a Debt Security, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Jamaica of such Holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; or

(iii) is imposed by reason of a Holder or beneficial owner of a Debt Security, or any other person through which the Holder or beneficial owner holds a Debt Security, having presented the Debt Security for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts on presenting the Debt Security for payment on any date during such 30-day period.

As used in this paragraph 3(a), “Relevant Date” in respect of any Debt Security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 12 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” in this paragraph 3(a) shall be deemed to include any Additional Amounts which may be payable hereunder.

(b) Jamaica will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in Jamaica or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the Debt Securities or any other document or instrument referred to therein. Jamaica will also indemnify the Holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of Jamaica under the Debt Securities or any other document or instrument referred to therein following the occurrence of any Event of Default (as defined below).

4. Negative Pledge Covenant of Jamaica. So long as any Debt Securities of this Series remain Outstanding, Jamaica will not create or permit to subsist any Security Interest in any of its present or future revenues, property or assets to secure Public External Indebtedness of Jamaica unless such Securities are secured equally and ratably with such Public External Indebtedness or such Debt Securities have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the Debt Securities of such Series; provided, however, that Jamaica may create or permit to subsist:

(i) any Security Interest in existence as of the date of the Indenture;

(ii) any Security Interest upon property to secure its Public External Indebtedness which was incurred for the purpose of financing the acquisition of such property and any renewal or extension of that Security Interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

(iii) any Security Interest existing upon property to secure Public External Indebtedness at the time of the acquisition of such property and any renewal or extension of that Security Interest which is limited to the original property covered and which secures any renewal or extension of the original secured financing;

(iv) any Security Interest securing Public External Indebtedness incurred for the purpose of financing all or any portion of the costs of the acquisition, construction, development or expansion of any project (including costs such as escalation, interest during construction and financing and refinancing costs); provided that such Security Interest applies only to (A) the property so acquired, constructed, developed or expanded and any property that is reasonably incidental to the use of such property (and any right or interest therein), (B) any inventories or any other products of or revenue or profit of or from such property (or right or interest therein), and (C) any shares or other ownership interest in, or any indebtedness of, any person, substantially all of the assets of which consist of such property; and

(v) any Security Interest securing Public External Indebtedness not covered above; provided that the aggregate Outstanding principal amount of Public External Indebtedness does not exceed U.S.$20,000,000 or its equivalent in another currency.

For the purposes of this paragraph 4, the following term shall have the meaning specified below:

“Security Interest” means, with respect to any present or future revenues, assets or property, any mortgage or deed of trust, pledge, hypothecation, assignment by way of security, security interest, lien (other than any lien arising by operation of law), charge, encumbrance, preference, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such present or future revenues, assets or property.

5. Additional Covenant of Jamaica. Jamaica covenants and agrees that, so long as any Debt Security remains outstanding, Jamaica shall maintain at all times its membership in the International Monetary Fund (“IMF”) and continue to be eligible to use the general resources of the IMF under the IMF Articles of Agreement.

6. Events of Default; Acceleration.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Jamaica shall fail to pay any principal of (and premium, if any, on) this Series of Debt Securities when due or Jamaica shall fail to pay any interest on this Series of Debt Securities when due and such failure shall continue for a period of 30 days; or

(b) Jamaica shall fail to perform any of its obligations described under (A) paragraph 4 (Negative Pledge Covenants of Jamaica) or (B) paragraph 5 (Additional Covenants of Jamaica) above and such failure shall continue unremedied for more than 30 days in the case of clause (A) above and 60 days in the case of clause (B) above, in each case after Jamaica receives written notice thereof from any Holder requiring that the same shall be remedied; or

(c) Jamaica shall fail to perform any of its other material obligations contained in any Series of Debt Securities or this Indenture and such failure shall continue unremedied for 45 days after Jamaica receives written notice thereof from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities requiring that the same shall be remedied; or

(d) Jamaica shall fail to pay (A) any of its External Indebtedness (other than External Indebtedness constituting guarantees by Jamaica) with an aggregate principal amount in excess of U.S.$10,000,000 (or its equivalent in other currencies) when such External Indebtedness becomes due and payable (beyond any applicable grace period) or (B) any External Indebtedness constituting guarantees by Jamaica with an aggregate principal amount in excess of U.S.$10,000,000 (or its equivalent in other currencies) when such External Indebtedness becomes due and payable, and such failure continues until the earlier of (1) the expiration of the applicable grace period or 30 days, whichever is longer, or (2) the acceleration of any such Public External Indebtedness by any Holder;

(e) the validity of any Series of the Debt Securities or the Indenture shall be contested by Jamaica or any legislative, executive or judicial body or official of Jamaica authorized and empowered (either singly or with another such body or official) in each case by law to do so, or Jamaica shall deny its obligations under any Series of the Debt Securities or this Indenture or shall declare a suspension or moratorium on payment of its External Indebtedness (or any part thereof which includes any Series of the Debt Securities); or

(f) any constitutional provision, treaty, convention, law, regulation, ordinance, decree, consent, approval, license or other authority necessary to enable Jamaica to make or perform its payment obligations under this Series of the Debt Securities, or for the validity or enforceability thereof, shall expire, be withheld, revoked, terminated, modified or otherwise cease to remain in full force and effect, then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Debt Securities to Jamaica, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may declare the principal amount of all the Debt Securities due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of Jamaica, unless prior to such date all Events of Default in respect of all the Debt Securities shall have been cured; provided that if, at any time after the principal of the Debt Securities shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Debt Securities, Jamaica shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal upon all the Debt Securities which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Debt Security at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Debt Securities which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Debt Securities then Outstanding, by written notice to Jamaica and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 6 need not be taken at a meeting pursuant to paragraph 7 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 6 are subject to Article Four of the Indenture.

If an Event of Default with respect to the Debt Securities shall occur and be continuing, the principal of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

7. Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Debt Securities and actions taken by written consent of the Holders of Debt Securities.

8. Replacement, Exchange and Transfer of the Debt Securities.

(a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Debt Security shall become mutilated, defaced, or be apparently destroyed, lost or stolen, Jamaica in its discretion may execute, and upon the request of Jamaica, the Trustee shall authenticate and deliver, a new Debt Security bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced, Debt Security, or in lieu of and in substitution for the apparently destroyed, lost or stolen Debt Security. In every case, the applicant for a substitute Debt Security shall furnish to Jamaica and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of Jamaica or the Trustee harmless and, in every case of destruction, loss, theft or evidence to their satisfaction of the apparent destruction, loss or theft of such Debt Security and of the ownership thereof. Upon the issuance of any substitute Debt Security, the Holder of such Debt Security, if so requested by Jamaica, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Debt Security.

(b) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security or Securities may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations and a beneficial interest in the Global Security may be exchanged for Certificated Securities in authorized denominations or for a beneficial interest in another Global Security by the Holder or Holders surrendering the Security or Securities for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Securities will only be issued in exchange for interests in a Global Security pursuant to Section 2.5(e) of the Indenture. The exchange of the Debt Securities will be made by the Trustee.

(c) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Security for transfer at the Corporate Trust Office accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Debt Securities will be made by the Trustee.

(d) The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 8 will be borne by Jamaica, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Debt Security. Registration of the transfer of a Debt Security by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of Jamaica.

(e) The Trustee may decline to accept any request for an exchange or registration of transfer of any Debt Security during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Debt Securities.

9. Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

10. Paying Agents; Transfer Agents; Registrar. Jamaica has initially appointed the paying agents, transfer agents and registrar listed at the foot of this Debt Security. Jamaica may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar; provided that while the Debt Securities are Outstanding, Jamaica will maintain in The City of New York (a) a paying agent, (b) an office or agency where the Debt Securities may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (c) a registrar. In addition, if and for so long as the Debt Securities are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require, Jamaica will maintain a paying agent and transfer agent in Luxembourg. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in paragraph 12 hereof.

11. Enforcement. Except as provided in Section 4.7 of the Indenture, no Holder of any Debt Securities of any Series shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Debt Securities of such Series to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Debt Securities, or for any other remedy hereunder or under the Debt Securities, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Debt Securities, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of

Debt Securities of such Series shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such reasonable indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security, shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every Holder of Debt Securities of a Series with every other Holder of Debt Securities of such Series and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Debt Securities to affect, disturb or prejudice the rights of any other Holder of Debt Securities of such Series or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Debt Securities of such Series, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Debt Securities of such Series. For the protection and enforcement of this paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

12. Notices. Jamaica will mail any notices to the Holders of the Debt Securities at their registered addresses as reflected in the books and records of the Trustee. Jamaica will consider any mailed notice to have been given five Business Days after it has been sent. Jamaica will also publish notices to the Holders, if and so long as the Debt Securities are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be d’Wort—Luxemburger Wort für Wahrheit und Recht) or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange is not practicable, Jamaica will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Jamaica will consider any published notice to be given on the date of its first publication.

13. Further Issues of Debt Securities. Jamaica may from time to time, without the consent of Holders of the Debt Securities, create and issue additional Debt Securities having the same terms and conditions as the Debt Securities in all respects, except for the issue date, issue price and first payment of interest thereon; provided, however, that any additional Debt Securities subsequently issued that are not fungible with the previously outstanding Debt Securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional Debt Securities issued in this manner will be consolidated with and will form a single Series with the previously outstanding Debt Securities.

14. Prescription. To the extent permitted by law, claims against Jamaica for the payment of principal of, or interest or other amounts due on, the Debt Securities (including Additional Amounts) will become void unless made within five years of the date on which that payment first became due.

15. Authentication. This Debt Security shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

16. Governing Law. (a) This Debt Security will be governed by and construed in accordance with the laws of the State of New York; provided, however, that all matters governing Jamaica’s authorization and execution of the Indenture and the Debt Securities shall in all cases be governed by and construed in accordance with the laws of Jamaica.

(b) Jamaica agrees that any suit, action or proceeding against it with respect to the Indenture or the Debt Securities (a “Related Proceeding”) may be brought in any Federal or State court in the Borough of Manhattan, The City of New York or in the Supreme Court of Judicature of Jamaica that sits in Kingston, as the person bringing such Related Proceeding may elect in its sole discretion (all such courts described in this sentence being called herein “Specified Courts”). Jamaica also agrees that, subject to sections 20 and 24 of the Crown Proceedings Act of Jamaica, any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed to the fullest extent permitted by applicable law (a “Related Judgment”). Jamaica hereby irrevocably submits to the jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and to the Specified Courts for the purpose of enforcing or executing any Related Judgment. It is expressly understood and agreed that the Trustee hereby irrevocably submits only to the jurisdiction of any Federal or State court in the Borough of Manhattan, The City of New York in any action or proceeding arising out of or relating to the Indenture.

(c) Jamaica agrees that service of all writs, process and summonses in any Related Proceeding brought against it in the Borough of Manhattan, The City of New York may be made upon the Consul General of Jamaica, presently located at 767 3rd Avenue, New York, NY 10017 (the “Process Agent”), and Jamaica has irrevocably appointed the Process Agent as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Jamaica agrees to maintain at all times an agent with offices in New York to act as Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. Jamaica hereby waives, for purposes of permitting such service of process to be made upon the Process Agent in connection with any Related Proceeding, any diplomatic or other immunity to which the Process Agent is or may be entitled and, to the extent that any Process Agent hereafter becomes entitled to claim any such diplomatic or other immunity, it shall be deemed to have waived any such immunity. The Process Agent, however, is not the agent for service of process for actions arising out of or based on the United States federal or state securities laws, and Jamaica’s waiver of immunity does not extend to such actions. Because Jamaica has not waived its sovereign immunity in connection with any action relating to such claims, it will only be possible to obtain a United States judgment against Jamaica based on such laws if a court were to determine that Jamaica is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions.

(d) Subject to sections 20 and 24 of the Crown proceedings Act of Jamaica, Jamaica irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in any of the Specified Courts or to the laying of venue in any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in any of the Specified Courts and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

(e) Subject to sections 20 and 24 of the Crown proceedings Act of Jamaica, to the extent Jamaica shall be entitled, with respect to any Related Proceeding at any time brought against Jamaica in any jurisdiction in which any Specified Court is located, or with respect to any suit, action, proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in any jurisdiction in which any Specified Court is located, to any sovereign or other immunity from suit, from the jurisdiction of any Specified Court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or other remedy or from any other legal or judicial process, and to the extent that in any such jurisdiction there shall be attributed such an immunity, Jamaica irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States). The waiver of immunities referred to herein constitutes only a limited and specific waiver for the purpose of the Debt Securities and the Indenture and under no circumstances shall it be interpreted as a general waiver of Jamaica or a waiver with respect to proceedings unrelated to the Debt Securities or the Indenture. In addition, Jamaica has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws.

(f) Nothing in this paragraph 16 shall affect the right of the Trustee or (in connection with legal actions or proceedings by any Holder as permitted by the Indenture) any Holder to serve legal process in any other manner permitted by law, or affect the right of the Trustee or any Holder to bring any action or proceeding against Jamaica or its property in the courts of other jurisdictions.

17. Indemnification for Foreign Exchange Fluctuations. The obligation of Jamaica to any Holder under the Debt Securities that has obtained a court judgment affecting the Debt Securities shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the Debt Security is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so). If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, Jamaica agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of Jamaica such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by Jamaica in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

18. Warranty of Jamaica. Subject to paragraph 15, Jamaica hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Debt Security and to constitute the same legal, valid and binding obligations of Jamaica enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

19. Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

20. Modifications. (a) Any Modification to the Debt Securities or the Indenture insofar as it affects the Debt Securities shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b) Any Modification consented to or approved by the Holders of Debt Securities pursuant to this paragraph 20 will be conclusive and binding on all Holders of the Debt Securities whether or not they have given such consent, and on all future Holders of the Debt Securities whether or not notation of such Modification is made upon the Debt Securities. Any instrument given by or on behalf of any Holder of a Debt Security in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Debt Security.